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Exhibit 5.1

November 2, 2012

NuPathe Inc.
227 Washington Street, Suite 200
Conshohocken, Pennsylvania 19428

RE: NuPathe Inc., Registration Statement on Form S-3

Ladies and Gentlemen:

        We are providing this opinion to NuPathe Inc., a Delaware corporation (the "Company"), with respect to certain matters in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the registration by the Company of (i) 5,694,427 shares of outstanding common stock, par value $0.001 per share, of the Company currently held by certain of the selling stockholders (the "Selling Stockholders") as identified in the Registration Statement (such shares, the "Issued Shares"); and (ii) 84,429 shares of common stock issuable upon the exercise of warrants previously issued to certain of the Selling Stockholders, and up to an aggregate of 35,000,000 shares of common stock issuable to the Selling Stockholders upon the conversion of shares of Series A Preferred Stock and the exercise of warrants which were sold to the Selling Stockholders pursuant to a Securities Purchase Agreement, dated as of September 25, 2012, by and among NuPathe Inc. and the Selling Stockholders (the "Issuable Shares").

        In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the certificate of incorporation and the bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

        We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

        Based upon the foregoing, we are of the opinion that (i) the Issued Shares have been duly authorized by the Company and are validly issued, fully paid, and non-assessable and (ii) the Issuable Shares have been duly authorized by the Company and, when issued by the Company and delivered by the Company upon the conversion of shares of Series A Preferred Stock in accordance with the terms of the Certificate of Powers, Designations, Preferences, Rights and Qualifications, Limitations or Restrictions of Series A Preferred Stock or upon exercise of the warrants in accordance with the terms of the warrants, will be validly issued, fully paid and non-assessable.

        The opinions expressed herein are limited to the laws of the State of Delaware.

        We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP

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  Exhibit 5.1